                             SHAREHOLDERS AGREEMENT

          SHAREHOLDERS AGREEMENT (this "AGREEMENT") dated as of September 18, 1998 between COMSAT CORPORATION, a District of Columbia corporation ("COMSAT") and LOCKHEED MARTIN CORPORATION, a Maryland corporation ("LOCKHEED MARTIN").

          Terms not otherwise defined herein have the respective meanings assigned in the Merger Agreement (as defined below).

                                    RECITALS

          A. Pursuant to an Agreement and Plan of Merger dated as of September 18, 1998 (as amended or modified from time to time, the "MERGER AGREEMENT"), among COMSAT, Lockheed Martin and Deneb Corporation, a Delaware corporation and a wholly-owned subsidiary of Lockheed Martin ("ACQUISITION SUB"), Lockheed Martin, acting through a wholly-owned single member Delaware limited liability company ("OFFER SUBSIDIARY"), has agreed to commence an offer to purchase for cash (the "OFFER") shares of COMSAT's common stock, without par value (the "COMSAT COMMON STOCK"). The shares of COMSAT Common Stock to be acquired by Offer Subsidiary in the Offer are hereinafter referred to as the "SHARES".

          B. In order to induce each other to enter into the Merger Agreement, COMSAT and Lockheed Martin have agreed to enter into this Agreement concurrent therewith.


                                   AGREEMENT

          The parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.1   The following terms have the following meanings:

          (a) "BENEFICIAL OWNERSHIP" or similar terms has the meaning assigned to the term "beneficial ownership" in Section 13(d) of the Exchange Act.

          (b)  "EXPIRATION DATE" has the meaning stated in Section 5.1.

          (c) "GROUP" has the meaning given such term in Section 13(d)(3) of the Exchange Act and the related rules and regulations.

          (d) "MERGER TERMINATION DATE" means the date upon which the Merger Agreement is terminated prior to the Effective Time pursuant to Section 7.1 thereof.

          (e) "OFFER CLOSING DATE" means the date on which Offer Subsidiary acquires Shares pursuant to the Offer.


                                   ARTICLE II

                                COMSAT COVENANTS

          SECTION 2.1   BOARD OF DIRECTORS.  Promptly after the Offer Closing
                        ------------------
Date but in any event within thirty (30) days thereafter and from time to time thereafter, COMSAT shall take all actions necessary to cause (i) the election as directors of COMSAT of three individuals selected by Lockheed Martin (collectively, the "LOCKHEED MARTIN DESIGNEES"), (ii) the appointment of a Lockheed Martin Designee as a member of the Committee on Audit, Corporate Responsibility and Ethics, the Committee on Compensation and Management Development, the Finance Committee, the Nominating and Corporate Governance Committee, the Committee on Research and International Matters and the Strategic Planning Committee (or committees having similar functions) of COMSAT's Board of Directors (collectively, the "COMMITTEES"), and (iii) if any such Lockheed Martin Designee shall cease to be a director for any reason, the filling of the vacancy resulting thereby with an individual selected by Lockheed Martin (such individual thereafter being a Lockheed Martin Designee). Any Lockheed Martin officer or employee serving as a director of COMSAT will be deemed a Lockheed Martin Designee. Notwithstanding the foregoing, with respect to any election of directors at any meeting of shareholders of COMSAT that occurs after the Offer Closing Date, COMSAT shall be deemed to have satisfied its obligations under clause (i) of the foregoing sentence if the three Lockheed Martin Designees are included on COMSAT's slate of nominees for election at such meeting of shareholders. COMSAT further agrees not to amend or repeal the provisions of
Section 3.08 of COMSAT's by-laws permitting any three directors to call a special meeting of the board of directors.

          SECTION 2.2   RESTRICTIONS ON COMSAT.
                        -----------------------

          From the Merger Termination Date to the Expiration Date, unless Lockheed Martin has consented thereto in writing (such consent not to be unreasonably withheld or delayed), COMSAT:

          (a) shall not amend its Articles of Incorporation or By-laws in a manner that would adversely affect the rights of Lockheed Martin or its Subsidiaries under this Agreement or the Registration Rights Agreement; and

          (b) shall not impose limitations (not already in existence on the date hereof), not imposed on other shareholders of COMSAT, on the enjoyment by any of Lockheed Martin and its Subsidiaries of the legal rights generally enjoyed by shareholders of COMSAT.

          SECTION 2.3   ACCESS TO INFORMATION.
                        ---------------------

          From the Offer Closing Date to the Expiration Date, COMSAT shall:

          (a) promptly furnish to Lockheed Martin all information that is required by GAAP to enable Lockheed Martin to account for its investment in COMSAT under the equity method. To the extent reasonably requested by Lockheed Martin, COMSAT shall, and shall cause its employees, independent public accountants and other representatives to, provide information regarding COMSAT to, and otherwise cooperate with, Lockheed Martin and the representatives of Lockheed Martin so as to enable Lockheed Martin to prepare financial statements in accordance with GAAP; and

          (b) upon the request of Lockheed Martin from time to time, promptly disclose to Lockheed Martin the number of shares of COMSAT Common Stock issued and outstanding on a date not more than 5 days prior to the date of such request and the number of shares of COMSAT Common Stock subject to issuance upon the conversion, exercise or exchange of Equity Securities of COMSAT outstanding on such date.

          SECTION 2.4   AMENDMENT TO ARTICLES OF INCORPORATION REGARDING
                        ------------------------------------------------
DISPOSITION OF SHARES.  COMSAT shall cause its Board of Directors, at a meeting
---------------------
duly called and held within thirty days of a request by Lockheed Martin, to duly adopt resolutions (i) to approve an amendment to COMSAT's Articles of Incorporation to eliminate the transfer restrictions set forth in Section 503(c) of COMSAT's Articles of Incorporation (the "AMENDMENT") (and any corresponding changes to COMSAT's by-laws), which approval shall constitute approval of the Amendment by the Board of Directors of COMSAT for purposes of Section 29-354 of the DCBCA, (ii) to direct that the Amendment be submitted to a vote of the shareholders of COMSAT, which direction shall constitute the direction required by Section 29-354 of the DCBCA, and (iii) to recommend approval of the Amendment by the shareholders of COMSAT, which approval, if obtained, will constitute approval of the Amendment by such shareholders for purposes of Section 29-354 of the DCBCA. COMSAT shall, at such time or times as determined by Lockheed Martin (after consultation with COMSAT), duly call, give notice of, convene, hold, postpone, adjourn and reconvene a meeting or meetings of its shareholders (which shall be the next regularly scheduled annual meeting of shareholders, if such meeting is to be held within 120 days of the request by Lockheed Martin) for the purpose of considering and taking action with respect to the Amendment and otherwise use its reasonable efforts to secure the adoption and implementation of the Amendment, and the Board of Directors of COMSAT shall recommend adoption of the Amendment by the shareholders of COMSAT.

                                 ARTICLE III

                 LOCKHEED MARTIN PURCHASE AND SALE RESTRICTIONS

          SECTION 3.1   LOCKHEED MARTIN PURCHASE RESTRICTIONS.
                        -------------------------------------

          (a) Other than pursuant to the transactions contemplated by the Merger Agreement, Lockheed Martin shall not, and shall not cause or permit its affiliates or any Group including Lockheed Martin or any of its affiliates to, acquire shares of COMSAT Common Stock, which when combined with shares of COMSAT Common Stock then owned by Lockheed Martin and its Subsidiaries, after giving effect to the Offer, would result in Lockheed Martin beneficially owning more than 49% of the shares of COMSAT Common Stock then issued and outstanding, except pursuant to a transaction or series of transactions at prices and on terms approved by the Board of Directors of COMSAT and pursuant to which Lockheed Martin or its Subsidiaries propose to acquire all of the issued and outstanding COMSAT Common Stock not owned by Lockheed Martin or its Subsidiaries.

          (b) Nothing in this Section 3.1 shall require Lockheed Martin or its Subsidiaries to transfer any shares of COMSAT Common Stock if the aggregate percentage ownership of Lockheed Martin and its Subsidiaries is increased as a result of any action taken by COMSAT or its Subsidiaries including, without limitation, by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, redemption, repurchase or cancellation of shares or any other similar transaction.

          SECTION 3.2   LOCKHEED MARTIN SALE RESTRICTIONS.
                        ---------------------------------

          (a) Lockheed Martin shall not, and shall not cause or permit its affiliates or any Group including Lockheed Martin or any of its wholly-owned Subsidiaries to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the beneficial ownership of shares of COMSAT Common Stock (any such act, a "TRANSFER") except in compliance with all applicable requirements of Law and upon the receipt of necessary approvals of any Governmental Authority.

          (b) Other than a Transfer which has been approved by the Board of Directors of COMSAT, Lockheed Martin shall not, and shall not cause or permit its Subsidiaries or any Group including Lockheed Martin or any of its Subsidiaries to Transfer any Shares, other than in one or more of the following transactions:

               (i) each Transfer in a bona fide public offering of COMSAT Common Stock pursuant to a registration statement effective under the Securities Act;

               (ii) each Transfer in a bona fide open market "brokers' transaction" as permitted by the provisions of Rule 144 (or any successor provision) under the Securities Act;

               (iii) each Transfer in a block to any Person or Group, other than a direct, substantial competitor with the core business of COMSAT, of a number of Shares comprising 5% or more, but less than 10%, of the shares of COMSAT Common Stock then issued and outstanding; provided, however, that no more than
                                          -----------------
two such block Transfers shall be permitted;

               (iv) each Transfer in a block to any Person or Group, other than a direct, substantial competitor with the core business of COMSAT, of a number of Shares comprising less than 5% of the shares of COMSAT Common Stock then issued and outstanding; and

               (v) each Transfer pursuant to a tender or exchange offer for outstanding shares of COMSAT Common Stock made by any Person which the Board of Directors of COMSAT does not oppose.

          (c) Subject to Section 3.2(a), nothing in this Agreement shall prevent Lockheed Martin and its wholly-owned Subsidiaries from Transferring any Shares to and among each other, provided that any such transferee shall agree in writing to be bound hereby.

          SECTION 3.3   OTHER RESTRICTIONS.  From the Merger Termination Date
                        ------------------
until the Expiration Date, neither Lockheed Martin nor any of its Subsidiaries shall, without the approval of the board of directors of COMSAT, (i) take any actions with respect to an acquisition proposal involving COMSAT that would require COMSAT to make a public announcement, (ii) make any public comment or proposal with respect to any acquisition proposal involving COMSAT, (iii) become a member of a Group (other than a Group comprised solely of Lockheed Martin and its Subsidiaries), (iv) solicit proxies or initiate, propose or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) with respect to COMSAT in opposition to any matter which has been recommended by the Board of Directors of COMSAT or in favor of any matter which has not been approved by the Board of Directors of COMSAT, or (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

          SECTION 3.4   NO CONTROL.  Lockheed Martin shall not and shall not
                        ----------
permit any of its Subsidiaries to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of COMSAT or of any common carrier activities or licensed facilities authorized by the FCC, in contravention of applicable Law.

                                 ARTICLE IV

                             RESTRICTIONS ON SHARES

          SECTION 4.1   LEGENDS.
                        -------

          (a) Except as provided to the contrary in this Section 4.1, from the Offer Closing Date and for so long thereafter as this Agreement remains in effect, each instrument or certificate evidencing or representing Shares, and any instrument or certificate issued in exchange therefor or upon conversion, exercise or transfer thereof, shall bear a legend substantially to the following effect, mutatis mutandis:
        ------- --------

          "The shares of Common Stock represented by this certificate are subject to the restrictions stated in a Shareholders Agreement dated as of September 18, 1998, a copy of which is on file at the office of the Secretary of COMSAT."

          (b) In connection with the transfer of any Shares to any Person (other than any affiliate or any Group including Lockheed Martin or any of its Subsidiaries or affiliates), and in any event from and after the date on which this Agreement terminates pursuant to Article V, COMSAT shall, as soon as practicable following the receipt by COMSAT of any instruments or certificates evidencing or representing Shares and bearing the legend stated in Section 4.1(a), and in any event within 2 business days following the date of such receipt, issue and deliver to the record owner of such Shares, or to its registered transferee, instruments or certificates evidencing or representing such Shares without such legend.


                                   ARTICLE V

                                  TERMINATION

          SECTION 5.1   TERMINATION.  This Agreement shall terminate upon the
                        -----------
first to occur (the "EXPIRATION DATE") of (i) the consummation of the Merger,
(ii) if the Offer Closing Date does not occur prior to the termination of the Merger Agreement, the Merger Termination Date, or (iii) if the Offer Closing Date occurs and, thereafter, the Merger Agreement is terminated without the Merger having been consummated, then the earlier of (A) the fifth anniversary of the Merger Termination Date, and (B) the date upon which Lockheed Martin beneficially owns less than 10% of the shares of capital stock of COMSAT then issued and outstanding.

                                  ARTICLE VI

                                 MISCELLANEOUS

          SECTION 6.1   NOTICES.  All notices and other communications
                        -------
hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if (i) personally delivered, (ii) sent by postage prepaid certified or registered mail, return receipt requested, (iii) sent by recognized overnight courier, or (iv) transmitted by telecopier, with a copy sent by postage prepaid certified or registered mail, return receipt requested, or by recognized overnight courier addressed to the respective parties as set forth in Section 8.4 of the Merger Agreement.

          SECTION 6.2   NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE.
                        ------------------------------------------

          (a) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies available at law or in equity.

          (b) In view of the uniqueness of the agreements contained in this Agreement and the transactions contemplated hereby and the fact that each party would not have an adequate remedy at law for money damages in the event that any obligations under this Agreement is not performed in accordance with its terms, each party therefore agrees that the other parties to this Agreement shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which any of them may be entitled, at law or in equity.

          SECTION 6.3   AMENDMENTS, ETC.  No amendment, modification,
                        ---------------
termination or waiver of any provision of this Agreement, and no consent to any departure by a party to this Agreement from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other party to this Agreement, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

          SECTION 6.4   SUCCESSORS AND ASSIGNS.
                        ----------------------

          (a) No party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party; provided
                                                                     --------
that Lockheed Martin may assign, in its sole discretion, its rights and obligations hereunder to any of its wholly-owned Subsidiaries. Any assignment or delegation in contravention of this Section 6.4 shall be void ab initio, and
                                                                 -- ------
any such delegation shall not relieve the delegating party of any of its obligations under this Agreement.

          (b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns.

          SECTION 6.5   GOVERNING LAW.  This Agreement shall be governed by and
                        -------------
construed in accordance with the internal laws of the State of Delaware except for COMSAT internal corporate matters, which shall be governed by the Laws of the jurisdiction of incorporation of COMSAT. All rights and obligations of the parties shall be in addition to and not in limitation of those provided by applicable law.

          SECTION 6.6   COUNTERPARTS.  This Agreement may be signed in any
                        ------------
number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

          SECTION 6.7   SEVERABILITY OF PROVISIONS.  Any provision of this
                        --------------------------
Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

          SECTION 6.8   HEADINGS AND REFERENCES.  Section headings in this
                        -----------------------
Agreement are included for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties and sections in this Agreement are references to the parties to or the sections of this Agreement, as the case may be, unless the context shall require otherwise.

          SECTION 6.9   ENTIRE AGREEMENT.  This Agreement embodies the entire
                        ----------------
agreement and understanding of the parties and supersedes all prior agreements or understandings with respect to the subject matters of this Agreement.

          SECTION 6.10  SURVIVAL.  Except as otherwise specifically provided in
                        --------
this Agreement, each representation, warranty or covenant of each party contained in to this Agreement shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by the other party of a related condition precedent to the performance by such other party of an obligation under this Agreement.

          SECTION 6.11  EXCLUSIVE JURISDICTION.  Each party (i) agrees that any
                        ----------------------
action with respect to this Agreement or transactions contemplated by this Agreement shall be brought exclusively in the courts of the State of Delaware or of the United States of America for the State of Delaware, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of
   ----- --- ----------
any action in those jurisdictions; provided, however, that each party may assert
                                   --------  -------
in an action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such action, may not be asserted in an original action in the courts referred to in clause (i) above. Lockheed Martin and COMSAT each hereby appoints Corporation Trust Company as its agent for service of process in the State of Delaware in connection with any such action.

          SECTION 6.12  WAIVER OF JURY TRIAL. Each party waives any right to a
                        --------------------
trial by jury in any action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any action shall be tried before a court and not before a jury.

                             ______________________

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                                       9

     IN WITNESS WHEREOF, each of the parties has caused this Shareholders Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                                COMSAT CORPORATION


                                By: /s/ Allen E. Flower
                                    ------------------------------------
                                    Name:   Allen E. Flower
                                    Title:  Vice President and
                                            Chief Financial Officer


                                LOCKHEED MARTIN CORPORATION


                                By: /s/ Vance D. Coffman
                                    ------------------------------------
                                    Name:   Vance D. Coffman
                                    Title:  Chairman and
                                            Chief Executive Officer



















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